UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Tully’s Coffee Corporation

(Name of Registrant as Specified In Its Charter)

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TULLY’S COFFEE CORPORATION

3100 Airport Way South

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 18, 2004

Dear Shareholder:

The Annual Meeting of Shareholders of Tully’s Coffee Corporation (“Tully’s”) will be held at the Museum of Flight, 9404 East Marginal Way South in Seattle, Washington, on Thursday, November 18, 2004 at 8:00 a.m. for the following purposes:

1.    To elect seven directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

2.    To approve an amendment to our Amended and Restated Articles of Incorporation to increase the authorized capital stock of Tully’s from 150,000,000 shares to 163,500,000 shares, consisting of 120,000,000 shares of common stock and 43,500,000 shares of preferred stock, and to increase the number of authorized shares of preferred stock designated as Series A Preferred Stock from 17,500,000 shares to 31,000,000 shares;

3.    To approve the 2004 Stock Option Plan;

4.    To ratify the appointment of Moss Adams LLP as our independent accountants for the fiscal year ending April 3, 2005; and

5.    To conduct any other business that may properly come before the meeting and any adjournment thereof.

If you were a shareholder of record on September 30, 2004, you will be entitled to vote on these matters. A list of shareholders as of the record date will be available for shareholder inspection at Tully’s offices, 3100 Airport Way South, Seattle, Washington, during ordinary business hours from November 18, 2004, until the date of our Annual Meeting. The list also will be available for inspection at the Annual Meeting.

At the meeting, you will have an opportunity to ask questions about Tully’s and the current state of our business. Regardless of the number of shares you own, your vote is important. Please sign, date and return the proxy card in the enclosed envelope at your earliest convenience.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement.

Whether or not you expect to attend in person, we urge you to vote your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Voting by proxy will ensure the presence of a quorum at the meeting and will save Tully’s the expense and extra work of additional solicitation. Returning your proxy card will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option.

The board of directors unanimously recommends that you vote for all of the proposals.

We look forward to seeing you. Thank you for your ongoing support of and interest in Tully’s.

By order of the board of directors,

Tom T. O’Keefe Chairman of the Board	Kristopher S. Galvin Executive Vice-President Chief Financial Officer and Secretary

Seattle, Washington

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to sign, date, and return the enclosed proxy card at your earliest convenience. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose.

TULLY’S COFFEE CORPORATION

3100 Airport Way South

Seattle, Washington 98134

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

To Be Held November 18, 2004

8:00 a.m.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We are sending you this proxy statement and the enclosed proxy card because the board of directors of Tully’s Coffee Corporation (“Tully’s) is soliciting your proxy to vote at the Annual Meeting of Shareholders for the fiscal year ended March 28, 2004 (“Fiscal 2004”), to be held on Thursday, November 18, 2004, at 8:00 a.m., or at any adjournment thereof, for the purposes described in this proxy statement and the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Museum of Flight, 9404 East Marginal Way South in Seattle, Washington.

We mailed this proxy statement and the accompanying proxy card on or about [*], 2004, to all shareholders entitled to vote their shares at the Annual Meeting.

This proxy statement includes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply complete, sign and return the enclosed proxy card.

Who can vote at the Annual Meeting?

Our board of directors has fixed September 30, 2004, as our “record date” for determining shareholders entitled to vote at the Annual Meeting. If you owned shares of our common stock, Series A Convertible Preferred Stock (“Series A Preferred Stock”) or Series B Convertible Preferred Stock (“Series B Preferred Stock”) at the close of business on September 30, 2004, then you are entitled to receive notice of, and to vote the shares that you owned as of the record date at, the Annual Meeting.

As of September 30, 2004, there were outstanding and entitled to vote at the Annual Meeting:

•	16,630,770 shares of our common stock;

•	15,378,264 shares of our Series A Preferred Stock; and

•	4,990,709 shares of our Series B Preferred Stock.

How many votes do I have?

You have one vote for each share of Tully’s common stock and Series B Preferred Stock that you owned on the record date and 1.11 votes for each share of Series A Preferred Stock that you owned on the record date. The proxy card will indicate the number of shares of which you are owner of record as of the record date.

Holders of our Series A Preferred Stock may exercise cumulative voting rights with respect to the election of directors by following the instructions on the proxy card. Cumulative voting means that each holder of our Series A Preferred Stock will be entitled to 7.77 votes for each share held (representing 1.11 votes per share, multiplied by the seven board positions being elected). Each holder of our Series A Preferred Stock may give one nominee all the votes such shareholder is entitled to cast, or may distribute such votes among as many nominees as such shareholder chooses. Unless the proxyholders are otherwise instructed, holders of our Series A Preferred Stock, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

How do I vote by proxy?

If you properly cast your vote by completing, executing and returning the proxy card in the enclosed, self-addressed and stamped envelope, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions by your “proxy” (one of the individuals named on your proxy card). If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board as follows:

•	“FOR” electing the seven nominees for director;

•	“FOR” amending Tully’s Amended and Restated Articles of Incorporation to increase the authorized capital stock of Tully’s from 150,000,000 shares to 163,500,000 shares, consisting of 120,000,000 shares of common stock and 43,500,000 shares of preferred stock, and to increase the number of authorized shares of preferred stock designated as Series A Preferred Stock from 17,500,000 shares to 31,000,000 shares;

•	“FOR” approval of the 2004 Stock Option Plan; and

•	“FOR” ratifying the appointment of Moss Adams LLP as our independent accountants for the fiscal year ending April 3, 2005 (“Fiscal 2005”).

If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his best judgment. At the time we mailed this Proxy Statement to you, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

May I revoke my proxy?

Yes. You may change your mind after you send in your proxy card by following any one of the following three procedures. To revoke your proxy:

1.    Send in another signed proxy, which must be received by us no later than November 17, 2004;

2.    Send a letter revoking your proxy to us at our offices in Seattle, Washington, which must be received by us no later than November 17, 2004; or

3.    Attend the Annual Meeting and vote in person.

Attendance at the meeting will not, by itself, revoke your proxy.

What is the quorum requirement for the Annual Meeting?

There are different quorum requirements for acting on the matters proposed for shareholder consideration at the Annual Meeting.

•	A majority of votes entitled to be cast by the holders of our common stock and preferred stock, considered together, must be present in person or by proxy at the meeting to elect directors, approve the 2004 Stock Option Plan, and ratify the appointment of Moss Adams LLP as our independent accountants.

•	A majority of votes entitled to be cast by the holders of each of our Series A Preferred Stock, Series B Preferred Stock, and common stock, considered separately, must be present in person or by proxy at the meeting to take action on the proposed amendment of the articles of incorporation to increase the authorized capital stock of Tully’s from 150,000,000 shares to 163,500,000 shares, consisting of 120,000,000 shares of common stock and 43,500,000 shares of preferred stock, and to increase the number of authorized shares of preferred stock designated as Series A Preferred Stock from 17,500,000 shares to 31,000,000 shares.

The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner or (2) the broker lacks discretionary voting power to vote such shares.

How do I vote in person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from that broker, bank or nominee authorizing you to vote the shares on behalf of the nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on September 30, 2004, the record date for voting.

What vote is required to approve each proposal?

Proposal 1: To Elect Seven Directors

The seven nominees for director who receive the most votes will be elected. Holders of our common stock and preferred stock will vote together, as a single voting group, on this proposal. If you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Approve an Amendment to our Articles of Incorporation to increase the authorized capital stock of Tully’s from 150,000,000 shares to 163,500,000 shares, consisting of 120,000,000 shares of common stock and 43,500,000 shares of preferred stock, and to increase the number of authorized shares of preferred stock designated as Series A Preferred Stock from 17,500,000 shares to 31,000,000 shares

The affirmative vote of a majority of the votes entitled to be cast by our:

•	common stock, voting as a separate voting group;

•	Series A Preferred Stock, voting as a separate voting group; and

•	Series B Preferred Stock, voting as a separate voting group; and

•	common stock and preferred stock voting together;

is required to approve the amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock and Series A Preferred Stock. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against this proposal.

Proposal 3: To Approve the 2004 Stock Option Plan

The affirmative vote of a majority of votes present in person or by proxy and entitled to vote is required to approve the 2004 Stock Option Plan. Holders of our common stock and preferred stock will vote together, as a single voting group, on this proposal. If you do not vote, or if you abstain from voting, it will have no effect on this proposal.

Proposal 4: To Ratify the Appointment of Moss Adams LLP as Independent Accountants

The shareholder vote on the appointment of Moss Adams LLP as independent accountants is advisory. The affirmative vote of a majority of votes present in person or by proxy and entitled to vote will be considered a favorable advisory vote to ratify the appointment of Moss Adams LLP as our independent accountants for Fiscal 2005. Holders of our common stock and preferred stock will vote together, as a single voting group, on this proposal. If you do not vote, or if you abstain from voting, it will have no effect on this proposal.

Can my shares be voted if I don’t return my proxy card and I don’t attend the Annual Meeting?

Under the rules of the National Association of Securities Dealers, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, the votes will be “broker non-votes.”

Abstentions and broker non-votes will have no effect on the election of directors, approval of the 2004 Stock Option Plan, or the ratification of the appointment of Moss Adams LLP as Tully’s independent accountants for Fiscal 2005.

Who will pay the costs of soliciting these proxies?

Tully’s will pay all the costs of soliciting proxies from our shareholders. Although we are mailing these proxy materials, our directors, officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. No additional compensation will be paid to directors, officers or other employees for their assistance in soliciting proxies from our shareholders. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

1.    PROPOSAL ONE: ELECTION OF DIRECTORS

The authorized number of directors of Tully’s is currently set at seven. The nominating committee has nominated and the board of directors has approved the seven nominees identified below for election as directors at the Annual Meeting. Each nominee elected as a director will serve until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Directors will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote for the election of directors. Holders of our Series A Preferred Stock may exercise cumulative voting rights with respect to the election of directors by following the instructions on the proxy card. Cumulative voting means that each holder of our Series A Preferred Stock will be entitled to the number of votes equal to (i) the number of shares of Series A Preferred Stock owned of record by such holder times (ii) the number of directors to be elected at the Annual Meeting (seven) times (iii) 1.11, or 7.77 votes for each Series A Preferred Stock share held. Each holder of our Series A Preferred Stock may give one nominee all the votes such shareholder is entitled to cast, or may distribute such votes among as many nominees as such shareholder chooses. Unless the proxyholders are otherwise instructed, holders of our Series A Preferred Stock, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee designated by the board of directors. Each person nominated for election has agreed to serve if elected, and the board of directors has no reason to believe that any nominee will be unable to serve. The governance and nominating committee of the board of directors is conducting a search for additional qualified candidates for the board of directors and expects to recommend additional candidates to the board of directors during the remainder of Fiscal 2005. If approved by the board, such additional candidates would be elected to serve until the Fiscal 2005 Annual Meeting of Shareholders. Mr. Hubman and Mr. Buerk have each expressed their desire to retire from the board of directors during Fiscal 2005, but each has agreed to remain on the board of directors until such time as a qualified replacement director is recommended by the governance and nominating committee and elected by the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF

THE NOMINEES NAMED BELOW.

The names of the nominees of the board of directors and certain information about them are set forth below.

Name of Nominee	Age	Position with Tully’s	Director Since
Tom T. O’Keefe(3)	50	Chairman of the Board	1992
Kathi Ainsworth-Jones	44	Nominee for Director	Nominee
Arthur W. Buerk(2)(4)	68	Director	2002
Marc Evanger(2)	49	Director	1999
Lawrence L. Hood(1)(3)	45	Director	1994
Gregory A. Hubert	53	Nominee for Director	Nominee
George Hubman(2)(4)	61	Director	1994

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the governance and nominating committee

(4)	Mr. Hubman and Mr. Buerk have each expressed their desire to retire from the board of directors during Fiscal 2005, but each has agreed to remain on the board of directors until such time as a qualified replacement director is recommended by the governance and nominating committee and elected by the board of directors.

Nominees

There are no family relationships among any of the directors or executive officers of Tully’s Coffee Corporation. The principal occupation for the last five years of each nominee for director of Tully’s Coffee Corporation, as well as other information, is set forth as follows:

Tom T. O’Keefe—Chairman of the Board, Founder.    Tom T. O’Keefe founded Tully’s in 1992 and has served as a director and chairman of the board since that date. Mr. O’Keefe served as chief executive officer of Tully’s from 1992 until March 2001. Mr. O’Keefe is also president and chief executive officer of O’Keefe Development Corporation, a real estate development and investment firm he founded. Tom and his wife Cathy have been actively involved in local and national community organizations for over 20 years. In 1983, the O’Keefe’s co-founded the Patrons of Cystic Fibrosis, a local guild of volunteers working to support cystic fibrosis research in Washington. Mr. O’Keefe is a previous national board member, a former president and event chairman of the Cystic Fibrosis Foundation. Tom and Cathy are the recipients of the 1996 Breath of Life Award from the Patrons of Cystic Fibrosis and 2000 Living and Giving Award in from the Juvenile Diabetes Foundation of Seattle. Mr. O’Keefe’s charitable efforts focus largely on children in the community. Mr. O’Keefe is presently serving as a board member to the Boys and Girls Club of Bellevue, Children’s Hospital Foundation, and Virginia Mason Hospital. He is on the board of Governors of the Columbia Tower Club and is the Chairman of the capital campaign and a board member for the Museum of Flight.

Kathi Ainsworth-Jones—Nominee for Director.    Ms. Ainsworth-Jones has served as the executive director and secretary for the Microsoft Alumni Network since 2003. From 1998 to 2003, Ms. Ainsworth-Jones served in human resources and operational roles including as director of Human Resources with Aventail Corporation, a provider of SSL VPN technology and services. Prior to 1998, Ms. Ainsworth-Jones’ founded and served as president of KAJ Consulting (a provider of human resource and operations consulting services) and served, for over ten years, in management positions with two retailers, The Gap and Banana Republic. Ms. Ainsworth-Jones serves on the board of directors of the Microsoft Alumni Network Giving Foundation, the Female Editorial Board for the Puget Sound Business Journal, and as an advisory board member for the Seattle Book Company.

Arthur W. Buerk—Director.    Mr. Buerk founded Buerk Dale Victor LLC (“BDV”), formerly known as Buerk Craig Victor LLC, a Seattle-based private capital firm, in 1999 and serves as its managing director. BDV has invested in many Pacific Northwest companies, including Door To Door Storage, Vanson Halosource, and Performant, Inc. From 1977 to 1992, Mr. Buerk was the CEO of Shurgard Storage Centers, an operator of storage centers. Mr. Buerk was founder and director of Intermation, a records storage management service that was sold to Iron Mountain in 1998. Mr. Buerk also serves as a director for Davidson Trust Co., Ivey Imaging, Door to Door Storage and Escapia. From February 2002 to August 2002, Mr. Buerk was a director of Cost-U-Less. Mr. Buerk is involved in various civic organizations, including the University of Washington as a Business School Advisory Board Member, Founder of the Program for Entrepreneurship and Innovation, and also serves as Harvard Business School Chief Class Secretary and is a Rotary Foundation Past President. Mr. Buerk has served as a director since September 2002. Mr. Buerk has expressed his desire to retire from the board of directors during Fiscal 2005, but has agreed to remain on the board of directors until such time as a qualified replacement director is recommended by the governance and nominating committee and elected by the board of directors.

Marc Evanger—Director.    Mr. Evanger served as interim president and chief executive officer of Tully’s from July 2001 through May 2002. Mr. Evanger has been a director of Tully’s since March 1999. Mr. Evanger joined Tully’s in December 1998 as vice president of corporate planning and development, a part-time position. From 1984 to 1998, Mr. Evanger was with Quality Food Centers (QFC), a regional supermarket company, and served as senior vice president of finance and administration and chief financial officer from 1987 to 1998. From 1978 to 1984, Mr. Evanger was with Price Waterhouse. Mr. Evanger is currently a director of Car Toys, Inc., a retailer of specialty automotive sound systems and cellular, Childhaven, Families Northwest, and the Boys & Girls Club of Bellevue and is active in other charitable and community activities.

Lawrence L. Hood—Director.    Mr. Hood has been a principal and managing partner of Pacific Portfolio Consulting, L.P., an independent, fee only investment advisory firm since he founded it in 1993. Between 1987 and 1992, Mr. Hood was a principal in charge of the investment division of Kibble & Prentice, Inc., a regional financial services firm. Mr. Hood served as a director for A-Sport, Inc., a manufacturer and distributor of water sports brands and snowboards and is a past member of the Charles Schwab Advisory Board. Mr. Hood has served as a director of Tully’s since February 1994.

Gregory A. Hubert—Nominee for Director.    Mr. Hubert has been owner-operator of Red Robin franchised restaurants since 1989 (currently seven locations) and has also bought the rights to franchise Johnny Carino’s Italian Restaurants in Washington and Oregon. From 1978 to 1988, Mr. Hubert was employed by Red Robin International, an operator and franchisor of upscale hamburger restaurants, and ultimately served as its president. From 1973 to 1978, Mr. Hubert was a CPA with Price Waterhouse. Mr. Hubert serves as president of Gonzaga University Board of Regents and as trustee of Seattle Preparatory High School.

George Hubman—Director.    Mr. Hubman retired as vice president of sales and marketing at WRQ in December 1993. Mr. Hubman was co-founder of WRQ in 1981. Prior to WRQ, Mr. Hubman’s career included sales positions with Hewlett Packard and IBM. He currently sits on the boards of directors of Horizon Broadcasting and Childhaven. He is a past president of Washington State University’s College of Business and Economics advisory committee. Mr. Hubman has served as director of Tully’s since February 1994. Mr. Hubman has expressed his desire to retire from the board of directors during Fiscal 2005, but has agreed to remain on the board of directors until such time as a qualified replacement director is recommended by the governance and nominating committee and elected by the board of directors.

Non-Director Executive Officers:

John D. Dresel—President, Chief Operating Officer.    Mr. Dresel will begin full-time service to Tully’s on November 1, 2004 after a transition period in October 2004. Prior to joining Tully’s on October 1, 2004, Mr. Dresel provided business development and management advisory services to Ackerley Partners LLC, a private investment firm (2002 to October 2004) and Ariel Development, Inc., a real estate development and management firm (March 2004 to October 2004). Since 2002, he has been a part-time instructor for the School of Business at the University of Washington. From 1986 to 2002, Mr. Dresel served in various managerial and executive roles with The Ackerley Group, a media and entertainment company with diversified groups of professional sports teams, outdoor advertising, broadcast and interactive media. Mr. Dresel served as president of the Ackerley Television Group from 2001 to 2002 and as president of Full House Sports and Entertainment and executive vice president of the Seattle SuperSonics from 1992 to 2001. Mr. Dresel served as vice president/general manager of KJR Sports Radio 950 and KLTX Radio 95.7 from 1989 to 1994.

Kristopher S. Galvin—Executive Vice President, Chief Financial Officer and Secretary.    Mr. Galvin joined Tully’s in February 2002 as vice president, chief financial officer and secretary and was named executive vice president in May 2004. From July 11, 2004 to October 2004 he served as principal executive officer for Tully’s. From 1995 to December 2001, Mr. Galvin served first as CFO for Deposit Payment Protection Systems, Inc. (a subsidiary of Deluxe Corporation) for five years and in 2001 became Vice President for Retail Product Management for a company spun-off from Deluxe Corporation, eFunds Corporation, which provides electronic payment and risk management services to major retailers and financial institutions. Previously, he was CFO of three Pacific Northwest retail chains- Pay’n Save Drug Stores (1984-1992), Seattle Lighting Fixture Co. (1992-1994) and Ballard Computer (1994-1995). During 1975 to 1984 he was a CPA with the audit practice of Price Waterhouse.

Board Meetings and Committees

The board of directors met 14 times during Fiscal 2004. During Fiscal 2004, all directors participated in more than 75% of the total number of meetings of the board and of all committees of the board on which they served.

The board has an audit committee, a compensation committee, and a governance and nominating committee.

Audit Committee.    The audit committee meets at least quarterly with Tully’s management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and appoint the independent accountants and receive and consider the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During Fiscal 2004, the audit committee was composed of two members, Mr. Larry Culver (who is retiring from the board of directors as of the Fiscal 2004 Annual Meeting) and Mr. Larry Hood, each of whom is an independent director within the meaning of the NASDAQ Stock Market Marketplace Rules. The audit committee met thirteen times during Fiscal 2004. The board of directors has adopted a charter governing the duties and responsibilities of the audit committee, which charter was filed with the proxy statement for the fiscal year 2001 annual meeting of shareholders. The audit committee’s report for Fiscal 2004 is set forth below beginning on page 8.

Tully’s does not presently have a financial expert (as defined by the Securities and Exchange Commission) serving on our audit committee. Tully’s believes that it would be beneficial to have a member of the board of directors with such qualifications and who will be independent (as defined by the Securities and Exchange Commission) serving on the audit committee. However, the board of directors does not have any member meeting both of those qualifications. During Fiscal 2005, the governance and nominating committee expects to recruit one or more board candidates with such qualifications for consideration by the board for election to the board, although no assurances can be given as to the timing and result of this recruiting effort.

Compensation Committee.    The compensation committee makes recommendations to the board regarding salaries, incentives and other forms of compensation for our officers and other key employees, and administers policies relating to compensation and benefits, including Tully’s 1994 Stock Option Plan (the “1994 Option Plan”). The compensation committee’s report on executive compensation for Fiscal 2004 is set forth below beginning on page 14. The compensation committee is composed of Messrs. Evanger, Hubman, and Buerk and met three times during Fiscal 2004.

Governance and Nominating Committee.    The governance and nominating committee recommends to the board of directors the slate of director nominees to be proposed by the board for election by the shareholders, nominees to be appointed by the board to fill vacancies on the board, and the directors to be selected for membership on and chairmanship of the committees of the board. In addition, this committee addresses general corporate governance matters on behalf of the board. The governance and nominating committee currently is composed of Mr. Hood (who is an independent director) and Mr. O’Keefe (who is not an independent director within the meaning of the NASDAQ Stock Market Marketplace Rules), and met four times during Fiscal 2004. The governance and nominating committee has no written charter at this time.

The following are among the guidelines considered by Tully’s governance and nominating committee and the board when evaluating candidates for nomination to the board of directors.

Members of the board of directors should have:

•	high professional and personal ethics and values, consistent with Tully’s philosophy,

•	broad experience at the policy-making level in business and/or public interest,

•	ability to provide insights and practical wisdom based on their experience and expertise,

•	commitment to enhancing shareholder value, and

•	sufficient time to effectively carry out their duties; (service on other boards of public companies should be limited to a reasonable number).

The governance and nominating committee identifies, investigates and recommends prospective nominees to the board with the goal of creating a balance of knowledge, experience and diversity. Candidates are reviewed in the context of the current composition of the board, the operating requirements of Tully’s and the long-term interests of shareholders. In conducting this assessment, the committee considers experience, diversity, industry and technical expertise, and such other factors as it deems appropriate given the current needs of the board and Tully’s, to maintain a balance of knowledge, experience and capability. The committee will consider nominees recommended by our shareholders. See “Other Matters” for instructions for proposals and nominations.

Report of the Audit Committee

To the Board of Directors of Tully’s Coffee Corporation:

The audit committee of the board of directors is composed of independent directors and operates pursuant to a written charter adopted by the board of directors. The audit committee is responsible for overseeing Tully’s financial reporting process on behalf of the board of directors. Tully’s management has the primary responsibility for Tully’s financial reporting process, principles and internal controls as well as preparation of its financial statements. Tully’s independent auditors are responsible for performing an audit of Tully’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. In this context, the audit committee hereby reports as follows:

1.    We have reviewed and discussed with management Tully’s audited consolidated financial statements as of and for the fiscal year ended March 28, 2004.

2.    We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

3.    Additionally, we have discussed with the independent auditors their independence with respect to Tully’s and considered whether their provision of non-audit services is compatible with maintaining their independence. We have determined that the provision of such services does not impair the auditors’ independence. We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board.

Based on the reviews and discussions referred to above, we recommend to the board of directors that the consolidated financial statements referred to above be included in Tully’s Annual Report on Form 10-K for the fiscal year ended March 28, 2004 for filing with the Securities and Exchange Commission.

Submitted on June 25, 2004 by the audit committee of Tully’s board of directors.

Audit Committee

Lawrence L. Hood

Larry A. Culver

Director Compensation

In 2003, the board of directors approved a new compensation policy for the board of directors, effective as of the beginning of Fiscal 2004. The compensation policy has the following elements:

•	Non-employee directors shall receive cash compensation consisting of an annual cash payment of $5,000 (paid after the fiscal year is completed), plus cash fee of $400 per board meeting and $250 per committee meeting. Total cash compensation will not exceed $10,000 per year for any director.

•	Non-employee directors shall each receive an annual grant of nonqualified options to purchase 10,000 shares of common stock (plus 2,000 additional shares for the chairs of the Audit, Compensation and Governance and Nominating committees). The options shall have an exercise price equal to the fair value of the stock, as determined by the board of directors, at the beginning of the fiscal year and a term of ten years. A director’s annual stock option grant will be cancelled if the director does not attend at least 75% of the board and committee meetings of record for the year, but otherwise will fully vest upon completion of the fiscal year.

•	Compensation amounts are generally subject to prorating for directors serving part of a fiscal year.

Based upon these criteria, Tully’s expects to pay cash compensation of $10,000 to each of Messrs. Buerk, Culver, Evanger, Hood, and Hubman for their board participation in Fiscal 2004, and has issued fully vested stock option grants for 10,000 shares to each of Messrs. Buerk, Culver and Hubman, and 12,000 shares to each of Mr. Hood and Mr. Evanger, for board participation in Fiscal 2004 (at an exercise price of $0.30 per share). The board has approved continuation for Fiscal 2005 of the board compensation policy adopted in Fiscal 2004, and determined that board compensation for the directors that are expected to retire in Fiscal 2005, Messrs. Culver, Buerk and Hubman, would be paid at the full year levels. Directors are reimbursed for reasonable expenses incurred in attending board and committee meetings.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of Tully’s common stock, Series A Preferred Stock and Series B Preferred Stock as of September 30, 2004, by: (i) each director; (ii) the president and the chief financial officer of Tully’s (the “Named Executive Officers”); (iii) all executive officers and directors of Tully’s as a group; and (iv) all shareholders known by Tully’s to be beneficial owners of more than five percent of its voting securities:

	Common Stock			Series A Preferred Stock			Series B Preferred Stock
	Beneficial Ownership(1)		Percent Of Total	Beneficial Ownership(1)		Percent Of Total	Beneficial Ownership(1)	Percent Of Total
Tom T. O’Keefe	5,739,752	(2)	32.6%	—		—	—	—
Estate of Keith McCaw 1200 Westlake Ave. North Suite 1000 Seattle, WA 98109	5,555,885	(3)	25.1%	3,200,000	(4)	19.3%	—	—
George Hubman	2,233,305	(5)	12.4%	200,000		1.3%	—	—
Marc Evanger	519,428	(6)	3.0%	10,000		*	—	—
Anthony Gioia	483,333		2.8%	—		—	—	—
Lawrence L. Hood	275,523	(7)	1.6%	10,000		*	40,000	*
Kristopher S. Galvin	199,998	(8)	1.2%	—		—	—	—
John D. Dresel	100,000	(9)	*	—		—	—	—
Larry Culver	99,650	(10)	*	40,000		*	—	—
Arthur Buerk	86,229	(11)	*	—		—	—	—
Kathi Ainsworth-Jones	8,050	(12)	*	5,000		*	—	—
Gregory A. Hubert	—		—	—		—	—	—
Executive officers and directors as a group (8 persons)	9,253,885		46.0%	265,000		1.7%	40,000	*	%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally requires that the shareholder have voting or investment power with respect to the securities in question. Shares of common stock issuable upon exercise or conversion of options, warrants or Series A Preferred Stock and Series B Preferred Stock that are exercisable or convertible within 60 days of September 30, 2004, are deemed to be beneficially owned by the holder of such securities but are not outstanding for the purpose of computing the percentage ownership of any other shareholder. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby. As of September 30, 2004, we had 16,630,770 shares of common stock, 15,378,264 shares of Series A Preferred Stock, and 4,990,709 shares of Series B Preferred Stock issued and outstanding.

(2)	Includes 1,692,467 shares of common stock subject to currently exercisable purchase options granted by Mr. O’Keefe to employees and third parties, 142,500 shares of common stock held by the O’Keefe Children’s Trust, and an aggregate of 950,613 shares of common stock that Mr. O’Keefe has the right to acquire pursuant to options and warrants exercisable within 60 days of September 30, 2004.

(3)	Includes an aggregate of 1,960,550 shares of common stock that the estate of Mr. McCaw has the right to acquire pursuant to options and warrants exercisable within 60 days of September 30, 2004 and 3,552,000 shares of common stock issuable upon conversion of 3,200,000 shares of Series A Preferred Stock owned or issuable to the estate or its affiliates. See Note (4) below in this table.

(4)	Assumes the conversion of a promissory note held by an affiliate of the estate of Mr. McCaw into 1,200,000 shares of Series A Preferred Stock.

(5)	Includes an aggregate of 1,082,737 shares of common stock that Mr. Hubman has the right to acquire pursuant to options and warrants exercisable within 60 days of September 30, 2004 and 222,000 shares of common stock issuable upon conversion of 200,000 shares of Series A Preferred Stock.

(6)	Includes an aggregate of 497,220 shares of common stock that Mr. Evanger has the right to acquire pursuant to options and warrants exercisable within 60 days of September 30, 2004 and 11,100 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock.

(7)	Includes an aggregate of 115,720 shares of common stock that Mr. Hood has the right to acquire pursuant to options and warrants exercisable within 60 days of September 30, 2004. Also includes 11,100 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock. Additionally, includes common stock issuable upon conversion of 40,000 shares of Series B Preferred Stock owned by PPC Partners LLC, a company in which Mr. Hood has a 0.96% interest and in which shares Mr. Hood disclaims beneficial ownership.

(8)	Includes 99,999 shares of common stock that Mr. Galvin has the right to acquire pursuant to options exercisable within 60 days of September 30, 2004.

(9)	Includes 100,000 shares of common stock that Mr. Dresel has the right to acquire pursuant to options exercisable within 60 days of September 30, 2004.

(10)	Includes an aggregate of 47,250 shares of Common Stock that Mr. Culver has the right to acquire pursuant to options and warrants exercisable within 60 days of September 30, 2004 and 44,400 shares of common stock issuable upon conversion of 40,000 shares of Series A Preferred Stock.

(11)	Includes 73,229 shares of common stock beneficially owned by Buerk, Dale, Victor LLC, a company in which Mr. Buerk has a 20% ownership interest, that has the right to acquire pursuant to options and warrants exercisable within 60 days of common stock that Mr. Buerk has the right to acquire pursuant to options exercisable within 60 days of September 30, 2004.

(12)	Includes an aggregate of 2,500 shares of common stock that Ms. Ainsworth-Jones has the right to acquire pursuant to warrants exercisable within 60 days of September 30, 2004 and 5,550 shares of common stock issuable upon conversion of 5,000 shares of Series A Preferred Stock.

Executive Compensation

The following table discloses compensation awarded or paid to, or earned by, the Named Executive Officers during Fiscal 2004. No other executive officer received salary and bonus that exceeded $100,000 during Fiscal 2004.

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation				Long-Term Compensation Awards Securities Underlying Options(#)	All Other Compensation
Name and Principal Positions		Salary(1)		Bonus
Anthony J. Gioia Chief Executive Officer and President(2)	2004 2003	$ $	259,000 229,029		— —	— 1,000,000	$ $	10,000 23,846
Kristopher S. Galvin Chief Financial Officer, Executive Vice President and Secretary(3)	2004 2003 2002	$ $ $	157,200 155,850 11,538	$	— 10,000 —	— 225,000 —		— — —

(1)	Salary amounts include deferred compensation and cash car allowances.

(2)	Mr. Gioia was employed by Tully’s from May 13, 2002 to July 11, 2004. Other compensation includes moving allowances of $10,000 and $23,846, in Fiscal 2004 and the fiscal year ended March 30, 2003 (“Fiscal 2003”), respectively. On September 30, 2004, options to purchase 516,617 shares of common stock expired under Mr. Gioia’s employment termination agreement, as described below.

(3)	Mr. Galvin began his employment with Tully’s on February 25, 2002. In May 2003, the board of directors approved a discretionary bonus of $10,000 for performance during Fiscal 2003, which was paid to Mr. Galvin in May 2003. In March 2004, the board of directors increased Mr. Galvin’s salary to the annual rate of $175,000, plus cash car allowance, effective April 5, 2004. From July 11, 2004 to October 2004, Mr. Galvin also served as principal executive officer for Tully’s.

In January 2003, Mr. Gioia, Mr. Galvin, three other members of Tully’s management, and Tully’s Chairman, Mr. O’Keefe, offered to defer receipt of a portion of their cash compensation until Tully’s achieved certain financial objectives. The board of directors approved the Executive Compensation Deferral Plan in February 2003. Under the Executive Compensation Deferral Plan, the deferred compensation was withheld from the pay of the participant and will be paid only upon the occurrence of a “Payment Event” as follows: (1) achievement of certain operating performance and financing objectives, (2) change in control of Tully’s, or (3) as approved by the board of directors or its compensation committee. The deferred amounts are not funded and are a liability of Tully’s. If a participant resigns or is terminated for cause, all deferred amounts are forfeited by the participant. In March 2004, the board of directors approved the cessation of deferrals for all participants other than Mr. Gioia and Mr. O’Keefe, but did not accelerate the payout of amounts deferred through March 2004. In September 2004, the board of directors and Mr. O’Keefe agreed to a modification whereby deferrals ceased for Mr. O’Keefe and amounts deferred for him through September 2004 were forfeited.

In April 2004, Tully’s accepted the resignation of Mr. Gioia, effective July 11, 2004, and agreed to pay him severance compensation of $424,000 in varying installments over a twenty-four month period starting in July 2004. This obligation was accrued at June 27, 2004. See “Employment Agreements and Compensatory Arrangements,” below.

Option Grants in Fiscal 2004

The following table provides information relating to stock options awarded to our executive officers during Fiscal 2004:

Name	Number of Securities Underlying Options Granted (# of Shares)	% of Total Options Granted to Employees in Fiscal 2004	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value(1)
Anthony J. Gioia	—	—	—	—	$—
Kristopher S. Galvin	150,000	27%	$0.31	5/12/2013 to 10/23/2013	$22,990

(1)	The present value of the stock options was estimated on their date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: (a) risk-free interest rate of 2.13%, (b) expected life of 3 years, (c) volatility of 75%, and (d) no dividend yield.

Aggregated Option Values as of Fiscal Year-End 2004

The following table provides information regarding the aggregate number of options exercised during Fiscal 2004 by the Named Executive Officers and the number of shares subject to both exercisable and unexercisable stock options as of March 28, 2004.

Aggregated Option Exercises in Fiscal Year 2004

and 2004 Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at End of Fiscal Year 2004		Value of Unexercised In- The-Money Options at End of Fiscal Year 2004(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony J. Gioia	—	—	333,332	666,668	$43,500	$87,000
Kristopher S. Galvin	—	—	74,999	300,001	$9,667	$19,333

(1)	The stock options were granted with exercise prices ranging from $0.01 to $2.50 per share. The value was determined using an estimated fair market value of $0.30 per share as compared to the exercise price at grant.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2004, management compensation issues generally were reviewed and approved by the compensation committee, which was composed of Messrs. Evanger, Hubman and Buerk, all of whom are non-employee directors. During Fiscal 2004, no executive officer of Tully’s served on the board of directors or compensation committee of another entity that had an executive officer serve on Tully’s board or its compensation committee.

On November 1, 2002, we entered into a borrowing arrangement with KCL that is secured by substantially all of our assets. In connection with the KCL Credit Line, warrants to purchase shares of common stock were issued to the guarantors of the KCL Credit Line, including Messrs. Hubman and Evanger, in Fiscal 2004, and we are obligated to issue additional warrants as compensation to the guarantors. In Fiscal 2004, we issued warrants to purchase 37,032 shares of common stock to Mr. Evanger and 222,192 shares of common stock to Mr. Hubman. (See Note 11 of the Notes to the Consolidated Financial Statements included in the Annual Report to shareholders accompanying this proxy statement).

Employment Agreements and Compensatory Arrangements

Effective May 13, 2002, we entered into an employment agreement with Mr. Gioia. Under the employment agreement, Mr. Gioia received an annual base salary of $250,000 during the first twelve months of the agreement. The employment agreement provided that Mr. Gioia’s annual base salary would be subject to annual review by the board of directors, and would be increased by a minimum of ten percent for the second and third years the agreement is in effect. Although the first anniversary adjustment was to become effective as of May 13, 2003, Mr. Gioia’s annual salary was maintained at the initial base level during Fiscal 2004. Mr. Gioia did not receive a performance bonus for Fiscal 2003 or Fiscal 2004. Mr. Gioia received an automobile allowance of $750 per month and was entitled to all benefits offered generally to our employees. Between February 2003 and July 2004, ten percent of Mr. Gioia’s salary was deferred from payment under the Executive Compensation Deferral Plan.

In April 2004, Mr. Gioia resigned as President and CEO and as a director, effective as of July 11, 2004 (the “termination date”). In April 2004, Mr. Gioia and Tully’s amended his employment agreement (the “Second

Amendment”) and entered into an employment termination agreement, pursuant to which, and subject to certain conditions, (1) Mr. Gioia received his base monthly salary through the termination date; (2) amounts deferred under the Executive Compensation Deferral Plan prior to September 28, 2003 would not be paid to Mr. Gioia, but amounts deferred after September 28, 2003 would be payable upon the occurrence of a Payment Event; (3) Mr. Gioia was paid $80,000 in July 2004; (4) Mr. Gioia is being paid a severance amount of $14,323 per month for twenty-four months from the termination date (the “severance payments”); and (5) options to purchase 116,667 shares at an exercise price of $1.78 per share and options to purchase 66,667 shares at an exercise price of $2.50 per share would not become exercisable.

Effective June 21, 2002, Tully’s entered into an employment arrangement with Mr. Galvin. Under the employment arrangement, Mr. Galvin received an annual base salary of $150,000, subject to annual review and adjustment by the board of directors. Effective April 5, 2004, the board adjusted his annual base salary to $175,000. From February 2003 until March 2004, ten percent of Mr. Galvin’s salary was deferred from payment under the Executive Compensation Deferral Plan. Mr. Galvin also is entitled to an annual cash performance bonus, subject to the discretion of the board of directors. For Fiscal 2003, the board of directors approved a bonus of $10,000, which was paid to Mr. Galvin in May 2003. No bonus was paid for Fiscal 2004. For Fiscal 2005 and subsequent fiscal years, the amount of Mr. Galvin’s bonus, if any, will be based on his then-current annual base salary and our earnings before interest, taxes, depreciation and amortization. Mr. Galvin receives an automobile allowance of $600 per month. Mr. Galvin also is entitled to all benefits offered generally to our employees. Mr. Galvin’s employment is generally terminable by either party on 30 days written notice. If Mr. Galvin’s employment is terminated by Tully’s without cause, then Mr. Galvin will be entitled to receive his base salary for an additional six months following the date of his termination.

On October 1, 2004, Tully’s engaged Mr. John Dresel, as its president and chief operating officer. Mr. Dresel will commence full-time service in this role commencing November 1, 2004 after a transition period in October 2004. Mr. Dresel will receive a base salary at the annualized rate of $180,000 beginning November 1, 2004, which is subject to periodic review, and be eligible for an annual performance-based bonus (subject to the discretion of the board of directors). For Fiscal 2005 and subsequent fiscal years, the amount of Mr. Dresel’s bonus, if any, will be based on his then-current annual base salary and Tully’s earnings before interest, taxes, depreciation and amortization. Mr. Dresel will receive an automobile allowance of $750 per month and will be entitled to all benefits offered generally to Tully’s employees.

Mr. Dresel has been granted options to purchase 500,000 shares of common stock with exercise prices and vesting as follows:

Number of Option Shares:	100,000	100,000	100,000	100,000	100,000
Exercise Price Per Share:	$0.01	$0.01	$1.50	$2.00	$2.50
Vesting Schedule:	100% on November 1, 2004	100% on November 1, 2005	100% on November 1, 2006	100% on November 1, 2007	100% on November 1, 2008

Mr. Dresel’s employment is generally terminable by either party on 30 days written notice. If Mr. Dresel’s employment is terminated by Tully’s without cause on or before October 31, 2005, he will be entitled to receive severance equal to six months of salary following the termination date (paid ratably over six months) and accelerated vesting with respect to options to purchase the 100,000 shares of common stock that would otherwise vest as of November 1, 2005. If Mr. Dresel’s employment thereafter is terminated without cause by Tully’s, he will be entitled to one year of severance following the termination date (paid ratably over the year) and accelerated vesting with respect to any stock options that would have vested at the next annual vesting date. In the event of Mr. Dresel’s termination as a result of a change in control, all of Mr. Dresel’s unvested stock options will immediately become fully vested and he will be entitled to receive cash compensation for one year paid ratably during the year following in an amount equal to the total cash compensation paid or payable in the most recent calendar year ended (following his third year of service, the cash compensation shall be for a two-year period, paid ratably over two years).

Under the provisions of Tully’s 1994 Option Plan and the proposed 2004 Stock Option Plan, vesting and exercise of employee stock options, including those of the executive officers, accelerate in the event of certain change of control events.

Report of the Compensation Committee on Executive Compensation

Executive Compensation Philosophy

The compensation committee of the board of directors was composed of outside directors during Fiscal 2004, consisting of Messrs. Evanger, Hubman and Buerk. The compensation committee is responsible for evaluating compensation levels and compensation programs for Tully’s executives and for making recommendations to the board regarding appropriate compensation awards for executive management.

The executive compensation program of Tully’s is designed to attract, retain and motivate executive officers capable of leading Tully’s to meet its business objectives, to enhance long-term shareholder value and to reward executive management based on contributions to both the short and long term success of Tully’s. The compensation committee’s philosophy is for Tully’s to use compensation policies and programs that align the interests of executive management with those of the shareholders and to provide compensation programs that create incentives for and reward both the short and long term performance of the executive officers based on the success of Tully’s in meeting its business objectives. While the components of compensation described below are discussed separately, the board and the compensation committee take into account the full compensation package provided by Tully’s to its executive officers.

Executive Compensation Components

Base Salary.    Recommendations for base salaries for executive officers are made at levels believed by the compensation committee to be sufficient to attract and retain qualified executive officers based upon the requirements and resources of Tully’s and the market practices of other companies. A change in base salary of an executive officer is based on an evaluation of the performance of the executive, prevailing market practices, and the performance and financial condition of Tully’s as a whole.

Incentive Bonus.    The compensation committee believes that a portion of the total cash compensation for executive officers should be based on our success in meeting its short-term performance objectives and contributions by the executive officers that enable Tully’s to meet its long-term objectives, and has structured the executive compensation program to reflect this philosophy. This approach creates a direct incentive for executive officers to achieve desired short-term corporate goals that also further the long-term objectives of Tully’s, and places a portion of each executive officer’s annual compensation at risk. In Fiscal 2004, the incentive compensation for the executive officers (our Chief Executive Officer and Chief Financial Officer) was dependent upon Tully’s achieving a targeted level of operating results. The incentive bonus for Fiscal 2004 did not provide for any payment of the incentive bonus unless 100% of this target was achieved. This target was not achieved and therefore no incentive bonus was paid to the executive officers for Fiscal 2004.

Stock Options.    The compensation committee believes that periodic grants of stock options are a key component of our executive compensation program. Stock options are awarded by the board of directors to executive officers based on the executive’s responsibilities, and his or her actual historical contributions and anticipated future contributions to the attainment of our strategic goals. These awards are designed to retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders.

Recruitment and Retention.    It is the philosophy of the compensation committee to recruit qualified senior executives and then to retain them for continuing service from year to year, so that Tully’s will receive the benefits from management stability and from more consistent year-to-year planning and execution of strategies for the benefit of Tully’s and its shareholders. The compensation committee believes that these goals are facilitated through written terms of employment with senior executives, setting forth the key elements of compensation, and including severance pay provisions in those terms of employment.

Chief Executive Officer Compensation.    During Fiscal 2004, Mr. Gioia’s compensation as CEO was based upon the compensation package established in the May 13, 2002 employment agreement with Mr. Gioia, as amended. In establishing the Chief Executive Officer’s compensation package, the Committee pursued the objectives discussed above. The Committee believes that Mr. Gioia’s compensation during Fiscal 2004 was in line with our compensation strategy, considering the individual performance of the Chief Executive Officer and the cash resources and needs of Tully’s.

Code Section 162(m)

The compensation committee also considers the potential impact of Section 162(m) of the Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation and that meets certain other technical requirements. Based on these requirements, the compensation committee has determined that Section 162(m) will not prevent Tully’s from receiving a tax deduction for any of the compensation paid to executive officers. At the present time, our executive officer compensation levels do not exceed $1 million. If the individual cash compensation of any executive officer should ever approach the $1 million level, the compensation committee will consider what actions might be required.

Compensation Committee

Marc Evanger, Chairman

George Hubman

Arthur Buerk

Certain Relationships and Related Transactions

In November 2002, we entered into a new credit facility guaranteed, in part, by several individuals including Tom T. O’Keefe, our chairman, and three of our directors, Lawrence Hood, Marc Evanger, and George Hubman. In consideration for providing the guaranties, we have agreed to issue to the guarantors warrants to purchase 30.86 shares of common stock, exercisable for $0.05 per share, for each $1,000 of debt guaranteed during a month. For Fiscal 2004 (including the warrants issued in April 2004 for the quarter ended March 28, 2004), we issued warrants to these guarantors as follows: O’Keefe (148,128), Hood (37,032), Evanger (37,032) and Hubman (222,192). We also have agreed to indemnify the guarantors in connection with the guaranties and have granted each of them a security interest in substantially all of our assets (subordinated to the security interest of the lender).

A company affiliated with the estate of Mr. Keith McCaw (a former director of Tully’s) and the beneficial owner of more than 5% of our outstanding common stock is the holder of our Convertible Promissory Note in the principal amount of $3,000,000, issued by Tully’s in December 2000 (“Convertible Promissory Note”). At any time before the earlier of the maturity of the note (which was extended by amendment to August 1, 2005) or repayment of the Convertible Promissory Note, the Convertible Promissory Note is convertible into our Series A Preferred Stock or, in the event that all shares of Series A Preferred Stock have been converted before such date, then into our common stock. The conversion rate is the lesser of $2.50 per share or the price per share of the most recent offering price, public or private, of our common stock. In lieu of cash interest, the note required (prior to being amended in June 2004) that Tully’s annually issue warrants to purchase 8,000 shares of common stock for each $100,000 of principal outstanding under the Convertible Promissory Note on January 1st. The warrants have an exercise price of $0.01 per share and are exercisable for ten years from issuance. In each of January 2001, January 2002, January 2003 and January 2004, we therefore issued warrants to purchase 240,000 shares of common stock.

In June 2004, Tully’s and the holder of the Convertible Promissory Note agreed to amend the terms of the note as follows: (1) the maturity of the $3,000,000 principal amount was extended to August 1, 2005, (2) interest will be paid in cash on the outstanding balance of the note at the rate of 12% commencing January 1, 2005, and (3) no additional warrants will be issued in lieu of cash interest on the note.

Our certificate of incorporation and bylaws contain provisions limiting the liability of our directors.

2.	PROPOSAL TWO: TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK OF TULLY’S FROM 150,000,000 SHARES TO 163,500,000 SHARES, CONSISTING OF 120,000,000 SHARES OF COMMON STOCK AND 43,500,000 SHARES OF PREFERRED STOCK, AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK DESIGNATED AS SERIES A PREFERRED STOCK FROM 17,500,000 SHARES TO 31,000,000 SHARES

Description of Proposed Amendment

We propose to amend our Amended and Restated Articles of Incorporation to:

•	Increase the authorized capital stock of Tully’s from 150,000,000 shares to 163,500,000 shares, consisting of 120,000,000 shares of common stock and 43,500,000 shares of preferred stock (increasing the number of authorized shares of preferred stock from 30,000,000 to 43,500,000 shares); and

•	increase the number of authorized shares of Series A Preferred Stock from 17,500,000 shares to 31,000,000 shares.

The complete text of the proposed amendment is set forth in Annex A to this proxy statement.

As of September 30, 2004, we had:

•	120,000,000 shares of common stock authorized; of which 16,630,770 shares were issued and outstanding;

•	17,500,000 shares of Series A Convertible Preferred Stock authorized, of which 15,378,264 shares were issued and outstanding, 1,200,000 shares were reserved for issuance upon conversion of our Convertible Promissory Note, and 921,736 shares were available for issuance;

•	8,000,000 shares of Series B Preferred Stock authorized, of which 4,990,709 shares were issued and outstanding and 3,009,291 were available for issuance; and

•	4,500,000 shares of undesignated Preferred Stock authorized for issuance.

If our shareholders approve the proposed amendment to our Articles of Incorporation, then as of the effective date of the amendments we would have an additional 13,500,000 shares of Series A Preferred Stock available for issuance. This would also result in a corresponding 13,500,000 share increase in the total authorized capital stock of Tully’s.

Reasons for the Amendment

On May 12, 2004, Tully’s filed a registration statement with the Securities and Exchange Commission relating to a proposed offering of common stock and investment units (with each unit consisting of four shares of Series A Preferred Stock and warrants to purchase two shares of our common stock) through the distribution of subscription rights to eligible shareholders and former shareholders, who we refer to as “rights holders.” Upon the effectiveness of the registration statement, rights holders will receive rights to purchase common stock, investment units or both at the prices at which these securities were issued by Tully’s between 1994 and 1999.

The primary purpose of the rights offering is to provide an opportunity for rights holders to satisfy any preemptive rights that they may have in connection with securities offerings that we undertook before October 1999. We believe the rights offering will provide us with an affirmative defense, in addition to other defenses that we may have, against future claims asserting that we issued shares before October 1999 without providing rights holders the opportunity to exercise their preemptive rights.

We currently do not have a sufficient number of authorized shares of Series A Preferred Stock available to undertake the proposed rights offering. Unless shareholders approve the proposed amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock and Series A Preferred Stock, we would be required to abandon or limit the proposed rights offering. In such event, our ability to engage in future financing or strategic transactions may be limited by the potential risks associated with possible future shareholder claims relating to unsatisfied preemptive rights. We believe that any such limitation would be detrimental to the interests of our shareholders.

The board of directors has approved the amendment to our Articles of Incorporation and has recommended that the shareholders approve the amendment, so that Tully’s has a sufficient number of shares of preferred stock authorized for issuance in connection with the proposed rights offering.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND TULLY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK OF TULLY’S FROM 150,000,000 SHARES TO 163,500,000 SHARES, CONSISTING OF 120,000,000 SHARES OF COMMON STOCK AND 43,500,000 SHARES OF PREFERRED STOCK AND INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK DESIGNATED AS SERIES A PREFERRED STOCK FROM 17,500,000 SHARES TO 31,000,000 SHARES.

Potential Effects of Increasing the Number of Authorized Shares of Preferred Stock and Series A Preferred Stock

Except with respect to the aforementioned rights offering for investment units consisting of shares of Series A Preferred Stock, we have no present plans, agreements, commitments or understandings to issue or use the 13,500,000 shares of Series A Preferred Stock proposed to be authorized in accordance with this amendment.

The future issuance of additional shares of preferred stock could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). Our management and board of directors could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of our independent shareholders. In fact, the mere existence of such a block of authorized but unissued shares, and the board’s ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire our shares on an unfriendly basis.

While the authorization of additional shares of preferred stock may have an anti-takeover effect, the board of directors does not intend or view the proposed increase in authorized preferred stock as an anti-takeover measure, nor are we aware of any proposed transactions of this type. We have no present plans or proposals to adopt any other provisions or enter into any other arrangements that may have material anti-takeover consequences.

Subject to the rights of the holders of our Series A Preferred Stock and Series B Preferred Stock, the board of directors may authorize, without further approval by the holders of our common stock, the issuance of shares of undesignated preferred stock with voting, conversion, liquidation, and other rights that could materially and adversely affect the voting power and other rights of the holders of our common stock and decrease the amount of earnings and assets available for distribution to the holders of common stock.

The Series A Preferred Stock contains an anti-dilution protection right that provides for a weighted average adjustment of the conversion price in the event Tully’s issue shares of capital stock at an effective price less than the Series A Preferred conversion price then in effect, subject to certain limitations and exclusions. As a result of this provision, the Series A Preferred conversion price has been reduced from the original level of $1.78 per share to $1.60 per share as of September 30, 2004 (with the result that each share of Series A Preferred stock could be converted to approximately 1.11 shares of common stock as of September 30, 2004). The Series A Preferred conversion price will be adjusted downward from the current conversion price to a conversion price that will depend upon the securities sold, if any, in the proposed rights offering, reflecting the number of warrants issued in connection with the investment units sold, and the number of shares of common stock issued at prices less than $1.60. To the extent that all or a portion of the outstanding shares of Series A Preferred Stock (including any sold in the rights offering) are converted into our common stock at the adjusted conversion price, our shareholders would be subject to additional dilution of their percentage ownership interest in Tully’s.

Description of the Preferred Stock

Our Articles of Incorporation authorize the board of directors to issue the preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Dividends.    The holders of shares of the preferred stock will be entitled to receive dividends out of funds legally available therefore at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the board of directors in designating a particular series of preferred stock. If such dividends are cumulative, then if dividends are not paid, the deficiency will be fully paid or the dividends declared and set apart for payment at such rate, but without interest, before any dividends on the common stock are be paid or declared and set apart for payment.

Conversion Rights.    Shares of preferred stock may be convertible into common stock upon such terms and conditions, at such rate, and subject to such adjustments as may be provided by the Board in designating a particular series of preferred stock.

Voting Rights.    Holders of Preferred Stock will have such voting rights as may be provided by the board of directors in designating a particular series of preferred stock.

Redemption.    The preferred stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the board of directors in designating a particular series of preferred stock.

Liquidation.    In the event of any liquidation, dissolution or winding up of Tully’s affairs, whether voluntary or involuntary, then, before any distribution is made to the holders of the common stock, the holders of the preferred stock will be entitled to be paid the preferential amount or amounts per share as may be provided by the board of directors in designating a particular series of preferred stock and dividends accrued thereon to the date of such payment.

Rights and Preferences of the Series A Preferred Stock.

Holders of Series A Preferred Stock are entitled to share ratably with the holders of the common stock in any dividends, when and if declared to be paid by our board of directors.

Each share of Series A Preferred Stock is convertible at any time by the holder thereof into shares of common stock at the then-effective conversion price. In addition, each share of Series A Preferred Stock is automatically convertible into shares of common stock upon the (i) consent of the holders of at least 75% of the then-outstanding shares of Series A Preferred Stock, or (ii) completion of an underwritten public offering of common stock with gross proceeds to Tully’s in excess of $15 million, at a per share price of $5.00 or more.

The Series A Preferred Stock contains an anti-dilution protection right that provides for, among other things, a weighted average adjustment of the conversion price in the event that Tully’s issues shares of capital stock at an effective price less than the Series A Preferred Stock conversion price then in effect, subject to certain limitations and exclusions. As a result of past issuances of capital stock by Tully’s at prices less than the initial conversion price of $1.78, at September 30, 2004, each share of Series A Preferred Stock was convertible into 1.11 shares of common stock. The current conversion price for the Series A Preferred Stock is $1.60.

If shareholders approve the proposal to amend our Articles of Incorporation to increase the number of authorized shares of preferred stock and Series A Preferred Stock, and if rights holders exercise their rights to subscribe for investment units in the proposed rights offering, then upon completion of the rights offering the Series A Preferred Stock conversion price would be adjusted further to reflect the issuance of common stock purchase warrants in the offering. Additionally, if shareholders purchase common stock in the offering at a price less than $1.60, the Series A Preferred Stock conversion price would be adjusted further. The table below sets forth the potential adjustments to the Series A Preferred Stock conversion price, assuming:

•	that Proposal 2 is approved by the shareholders; and

•	there are different levels of participation by rights holders in the proposed rights offering;

Assumed Level of Participation in Proposed Rights Offering *	As Adjusted-Series A Preferred Stock Conversion Price Assuming Different Levels of Shareholder Subscription in the Rights Offering
100%	$1.47
75%	$1.50
50%	$1.52
25%	$1.56
0%	$1.60

*	Tully’s proposes to offer and sell up to 3,550,000 investment units, each consisting of four shares of Series A Preferred Stock and two common stock purchase warrants, in the rights offering. The exercise price of the warrants included in the investment units is $0.33 per share. Tully’s also proposes to offer and sell up to 220,000 shares of common stock at a price of $0.333 per share and up to 490,000 shares of common stock at a price of $1.50 per share, in the rights offering (in addition to offering shares of common stock at prices in excess of $1.60 per share, the current conversion price for the Series A Preferred Stock). The table illustrates the effect on the Series A Preferred Stock conversion price as of September 30, 2004 if Tully’s were to sell all, less than all, or none of the investment units in the offering and shares of common stock priced at less than $1.60 per share.

In addition, if the shareholders approve the proposal to adopt the 2004 Stock Option Plan, then if and to the extent that Tully’s grants options thereunder for consideration less than the then-current conversion price for the Series A Preferred Stock, the conversion price would be adjusted further to reflect such grants. The table below sets forth the potential adjustments to the Series A Preferred Stock conversion price, assuming all of the options that would be available under the 2004 Stock Option Plan were granted for consideration as set forth below:

Assumed Amount of Consideration Received from Stock Options (per share) *	As Adjusted-Series A Preferred Stock Conversion Price Assuming 100% of Options were Granted for the Assumed Consideration
$0.25	$1.54
$0.75	$1.56
$1.25	$1.58
$1.60	$1.60

*	Tully’s proposes to adopt a new stock option plan for employees and directors. Under the proposed 2004 Stock Option Plan, options could be granted that could result in the issuance, upon exercise of such stock options, of up to 2,500,000 shares. The table illustrates the effect on the Series A Preferred Stock conversion price if Tully’s were to grant options for all 2,500,000 shares for various amounts of per-share consideration (exercise price plus any incremental value of services).

Each holder of Series A Preferred Stock is entitled to cast that number of votes equal to the number of shares of common stock into which such holder’s shares of Series A Preferred Stock is then convertible on all matters submitted to a shareholder vote, except in connection with the election of directors of Tully’s, in which case the holders of Series A Preferred Stock may cumulate their votes and cast them all for one or more nominee. Notwithstanding the foregoing, the approval of the holders of at least a majority of the outstanding shares of Series A Preferred Stock is required to (a) increase the authorized number of shares of Series A Preferred Stock; (b) create any new class or series of stock or any other securities convertible into equity securities of Tully’s having a preference over or on par with the Series A Preferred Stock with respect to voting, dividends or liquidation rights; or (c) adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock. As of September 30, 2004, each holder of Series A Preferred Stock was entitled to cast 1.11 votes per share of Series A Preferred Stock for which the holder was record owner.

In the event of any liquidation, dissolution or winding up of Tully’s (other than a deemed liquidation, dissolution or winding up in connection with a “Sale Transaction,” as described more fully below), each share of Series A Preferred Stock is entitled to receive, prior and in preference to all other payments to the holders of Series B Preferred Stock and the shares of common stock, an amount equal to $2.50, plus all declared but unpaid dividends with respect to such share of Series A Preferred Stock (the “Series A Liquidation Preference”).

Assuming distribution of the full Series A Liquidation Preference, the holders of the common stock at the time outstanding would be entitled to receive an amount per share equal to $2.25, plus all declared but unpaid dividends with respect to the common stock (the “Common Stock Liquidation Preference”). After distribution of the full Series A Liquidation Preference and Common Stock Liquidation Preference and the Series B Liquidation Preference (discussed below), and subject to the rights of any additional preferred stock that may in the future be designated and issued by Tully’s, the remaining assets of Tully’s available for distribution to shareholders would be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and common stock, treating the shares of Series A Preferred Stock and Series B Preferred Stock on an as-converted basis.

Any (i) acquisition of Tully’s by means of a merger, consolidation or other form of corporate reorganization in which outstanding shares of Tully’s are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary (other than a reincorporation transaction or a merger which will not result in more than fifty percent of Tully’s capital stock outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), or (ii) sale, conveyance or transfer of all or substantially all of the assets of Tully’s (in either case, a “Sale Transaction”) will be deemed to be a liquidation, dissolution or winding up of Tully’s, and will entitle the holders of the Series A Preferred Stock to receive at the closing of the Sale Transaction, an amount per share (the “Series A Sale Transaction Liquidation Preference”) equal to the Series A Liquidation Preference reduced by the amount by which the Common Stock Transaction Amount (as hereinafter defined) exceeds $1.78; provided, however, that in no event shall the Series A Sale Transaction Liquidation Preference be less than $1.78. The term “Common Stock Transaction Amount” means the amount or value of consideration payable to Tully’s or the holders of Tully’s outstanding equity securities with respect to the Sale Transaction divided by the aggregate number of shares of common stock then issued and outstanding and issuable on exercise or conversion of options, warrants or other rights to acquire common stock and other debt or equity securities convertible into common stock which are then, or as a result of the Sale Transaction will become, exercisable or convertible at an exercise or conversion price of $1.78 or less.

Series B Convertible Preferred Stock.

Holders of Series B Preferred Stock are entitled to receive dividends when and if declared to be paid by our Board.

Each share of Series B Preferred Stock is convertible at any time by the holder thereof into shares of common stock at the then effective conversion price. In addition, each share of Series B Preferred Stock is automatically convertible into shares of common stock upon the (i) consent of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock, or (ii) completion of an underwritten public offering of common stock with gross proceeds to Tully’s in excess of $15 million. The conversion price for the Series B Preferred Stock is subject to anti-dilution adjustment in the event of stock dividends, stock splits, recapitalizations, reclassifications, and like transactions. To date, no such adjustment has been made and each share of Series B Preferred Stock currently is convertible into one share of common stock at a conversion price of $2.50 per share.

Each holder of Series B Preferred Stock is entitled to cast that number of votes equal to the number of shares of common stock into which such holder’s shares of Series B Preferred Stock is then convertible on all matters submitted to a shareholder vote. Notwithstanding the foregoing, the approval of the holders of at least a majority of the outstanding shares of Series B Preferred Stock is required to (a) increase the authorized number of shares of Series B Preferred Stock; (b) create any new class or series of stock or any other securities convertible into equity securities of Tully’s having a preference over or on par with the Series B Preferred Stock with respect to voting, dividends or liquidation rights; or (c) adversely alter or change the rights, preferences or privileges of the Series B Preferred Stock.

In the event of any liquidation, dissolution or winding up of Tully’s (including in connection with a Sale Transaction, as defined above), each share of Series B Preferred Stock is entitled to receive, after full satisfaction of the Series A Liquidation Preference (or, if applicable, the Series A Sale Transaction Liquidation Preference) and the Common Stock Liquidation Preference, but before any other distribution to the holders of the capital stock of Tully’s, an amount equal to $2.50, plus all declared but unpaid dividends with respect to such share of Series B Preferred Stock (the “Series B Liquidation Preference”). Assuming distribution of the full Series A Liquidation Preference, Common Stock Liquidation Preference, and Series B Liquidation Preference, and subject to the rights of any additional series or classes of preferred stock that may in the future be designated and issued by Tully’s, the remaining assets of Tully’s available for distribution to shareholders would be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and common stock, treating the shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock on an as-converted basis.

3    PROPOSAL THREE: TO APPROVE THE 2004 STOCK OPTION PLAN.

In 1994, Tully’s shareholders approved the 1994 Stock Option Plan, pursuant to which we issued incentive or nonqualified stock options to our employees and directors. In August 1999 our shareholders approved an amended plan (the “1994 Option Plan”), which established the maximum number of shares issuable under the 1994 Option Plan and the Employee Stock Purchase Plan at 4,200,000 shares. The 1994 Option Plan expires on October 19, 2004 (this will not terminate outstanding options). As of October 6, 2004, options for 3,886,801 shares were outstanding under the 1994 Option Plan and options for 237,798 shares had been exercised under the 1994 Option Plan, and no shares had been issued under the Employee Stock Purchase Plan.

On September 23, 2004, the board of directors approved the adoption of the 2004 Stock Option Plan, effective as of November 1, 2004 and subject to shareholder approval. The 2004 Stock Option Plan authorizes the issuance of up to 2,500,000 shares of common stock under the 2004 Stock Option Plan and Tully’s Employee Stock Purchase Plan.

The complete text of the 2004 Stock Option Plan is set forth in Annex B to this proxy statement. The following summary description is qualified in its entirety to reference to the full text of the 2004 Stock Option Plan.

We believe that the approval of the 2004 Stock Option Plan is in the best interest of our shareholders. Stock options are an important component of our compensation system for employees and directors and remain a key factor in attracting, rewarding and retaining key personnel. Stock options serve to align the interest of optionees with the long-term interests of our shareholders by making optionees “think like owners.” Without stock options as an element of our compensation offerings, Tully’s might be required to offer higher levels of cash compensation in order to be competitive in the work place. Generally, our options are granted at or above fair value on the day of grant (although some have been granted at lower prices in order to provide additional employee rewards or incentives) and our options generally vest over three or more years. Thus an optionee generally realizes an economic gain in connection with his or her stock options only if there is a long-term appreciation in the value for our common stock. Having no or insufficient options available for grant would adversely affect our ability to attract and retain employees, officers, and directors. Approval of this proposal will permit Tully’s to continue to use stock options as an element of the compensation for our managers and key employees. It also will make shares available for sale under the Employee Stock Purchase Plan at such time, if any, as our board of directors may approve such an offering to Tully’s employees.

The 2004 Stock Option Plan is substantially similar to the 1994 Option Plan, with the exception of the expiration date, which will be October 31, 2014, and the number of shares reserved for issuance thereunder.

Stock options are granted solely at the discretion of our board of directors and are issued at a price determined by our board of directors. The term of each option granted is for such period as determined by our board of directors, but not more than ten years from date of grant. Options are nontransferable and may generally be exercised based on a vesting schedule determined by our board of directors. Our shareholders also previously approved the Employee Stock Purchase Plan, under which employees would be permitted to purchase common stock from the company. No offerings have been made to employees under the Employee Stock Purchase Plan.

Options may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options.

Material U.S. Federal Income Tax Consequences

The following is a general summary of certain material U.S. federal income tax consequences to participants in the 2004 Stock Option Plan and to Tully’s. This summary does not discuss all of the tax consequences that may be relevant to an option holder in light of the holder’s particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or at all to recipients of stock options under the 2004 Stock Option Plan. In addition, this summary does not discuss the effect of any state, local or foreign taxes of participating in the 2004 Stock Option Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly on a retroactive basis. No ruling has been sought from the Internal Revenue Service (“IRS”), with respect to the statements made and the conclusions reached in this summary, and the IRS may not agree with these statements and conclusions.

Nonqualified Stock Options.    The grant of a nonqualified stock option (“NSO”) will not result in the recognition of taxable income to an option holder. Upon exercise of a NSO, an option holder generally must include in income as compensation an amount equal to the amount, if any, by which the fair market value of the shares on the date of exercise exceeds the option holder’s exercise price. The included amount is treated as ordinary income by the option holder and may be subject to wage withholding and employment taxes. On sale of the shares by the option holder, any appreciation or depreciation in the value of shares will be treated as short-term or long-term capital gain or loss depending on whether the option holder holds the shares for more than one year following exercise of the stock option.

Tully’s generally will be allowed a deduction equal to the amount of ordinary income recognized by the option holder in connection with the exercise of a NSO, subject to certain deduction limitations described below.

Incentive Stock Options.    The grant of an incentive stock option (“ISO”) will not result in the recognition of taxable income to the option holder. An option holder will generally not recognize taxable income upon exercise of the ISO, although the amount if any, by which the fair market value at the time of exercise exceeds the exercise price increases alternative minimum taxable income and may give rise to alternative minimum tax liability. Special rules apply if an option holder uses shares of Tully’s stock to pay the exercise price of his or her ISO.

There are currently no wage withholding and employment taxes on the exercise of an ISO or on the sale of ISO shares (even if part of the option holder’s profit is ordinary income). However, Tully’s may be required in the future to withhold taxes either at the time the option holder exercises his or her ISO or when the holder disposes of his or her ISO shares. While Tully’s is not currently required to withhold tax, it is required to report to the IRS any ordinary income the holder recognizes as a result of a sale that is a disqualifying disposition described below.

The amount and type of tax an option holder will pay when the holder sells or otherwise disposes of his or her ISO shares depends upon how long he or she has held the stock. If an option holder holds the stock acquired upon exercise of an ISO (the “ISO Shares”) for more than one year after the date the ISO was exercised and for more than two years after the date the ISO was granted, the option holder generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss generally will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon exercise.

If the option holder disposes of ISO Shares before expiration of either the one-year holding period or the two-year waiting period (a “disqualifying disposition”), the option holder generally will recognize ordinary income equal to the amount, if any, by which the fair market value of the ISO Shares on the date of exercise exceeds the ISO exercise price. Any additional gain generally will be long-term or short-term capital gain, depending upon whether the ISO Shares were held for more than one year following the date of exercise by the option holder. A disposition of ISO Shares for this purpose includes not only a sale or exchange, but also a gift or other transfer of legal title (with certain exceptions).

Tully’s is not entitled to a deduction upon the exercise of an ISO. If, however, the option holder disposes of the ISO Shares in a disqualifying disposition, Tully’s generally will be allowed a deduction equal to the amount of ordinary income recognized by the option holder in connection with the disposition, subject to certain deduction limitations described below.

Certain Restrictions. Option holders who are officers or directors of Tully’s that are subject to Section 16(b) of the Securities Exchange Act may be subject to special federal income tax treatment upon exercise of their NSOs or ISOs and subsequent sale of the underlying stock. These special rules may affect the timing of Tully’s deduction, if any, upon the exercise of the option, or disposition of the underlying stock.

Limitations on Tully’s Compensation Deduction. Under certain circumstances, Section 162(m) of the Code limits the deduction that Tully’s may take for otherwise deductible compensation payable in a particular year to certain of its officers to the extent that compensation paid to any such officer for such year exceeds $1 million. Tully’s does not presently contemplate making grants of options to its officers that would, together with other applicable compensation, exceed $1 million in any year for any officer.

The following table provides information as of March 28, with respect to compensation plans under which our common stock are authorized for issuance, separated into two categories; plans previously approved by our shareholders and plans not previously approved by our shareholders.

Equity Compensation Plan Information

(As of March 28, 2004)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	3,970,119	$0.66	125,666

Equity compensation plans not approved by security holders *	1,692,467	$0.01	—

Total	5,662,586	$0.47	125,666

*	These options were granted by our chairman to employees and third parties and may be exercised to purchase shares of Tully’s Common Stock owned by our chairman. We refer to these options as being granted under the “Founder’s Stock Option Plan.” We do not expect any additional options to be granted under the Founder’s Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2004 STOCK OPTION PLAN

4.    PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The audit committee of the board of directors has approved, (and the board of directors has ratified) the appointment of Moss Adams LLP as independent accountants of Tully’s for the fiscal year ending April 3, 2005. The board of directors has further directed that the selection of such independent accountants be submitted for advisory ratification by the shareholders at the Annual Meeting. Moss Adams LLP has audited Tully’s financial statements since being appointed for the audit of the financial statements for Fiscal 2003. Moss Adams LLP has advised Tully’s that neither that firm nor any of its associates has any relationship with Tully’s other than the usual relationship that exists between independent accountants and clients.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 3, 2005.

Under the Sarbanes-Oxley Act of 2002, the independent accountants must be selected solely by Tully’s audit committee. Accordingly, the ratification vote by the shareholders is purely advisory. If the shareholders do not ratify this selection, the board of directors may ask the audit committee to reconsider its selection of Moss Adams LLP and the audit committee may continue to retain this firm or appoint new independent accountants. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if the audit committee determines that such a change would be in the best interests of our shareholders.

PricewaterhouseCoopers LLP served as independent accountants to Tully’s for the fiscal year ended March 31, 2002 (“Fiscal 2002”) and until May 5, 2003, when Tully’s dismissed PricewaterhouseCoopers LLP as its principal accountant. On May 8, 2003, Tully’s engaged Moss Adams LLP, as its principal accountant to audit Tully’s consolidated financial statements. The decision to change accountants was recommended by the audit committee of the board of directors and was approved by the Tully’s board of directors. During Fiscal 2002 and through May 8, 2003, Tully’s did not consult with Moss Adams LLP regarding the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on Tully’s financial statements. The audit committee of the board of directors reappointed Moss Adams LLP in connection with the examination of the Fiscal 2004 financial statements; this reappointment was ratified by our shareholders at the Fiscal 2003 Annual Meeting of Shareholders on March 25, 2004.

The audit report of PricewaterhouseCoopers LLP on Tully’s consolidated financial statements as of and for the year ended March 31, 2002 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles, other than emphasis paragraphs that referred to Tully’s recent and prospective liquidity issues. During Fiscal 2002 and during the period April 1, 2002 through May 5, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreements in connection with their reports, and there was no occurrence of any reportable event, within the meaning of Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees billed to Tully’s by PricewaterhouseCoopers LLP in Fiscal 2003 and Fiscal 2004:

	Fiscal 2003	Fiscal 2004
Audit Fees(1)	$213,000	$26,000
Tax Fees(2)	18,000	11,000
Other Fees(3)	40,000	3,000

	$271,000	$40,000

(1)	Audit services of PricewaterhouseCoopers LLP billed in Fiscal 2003 consisted of the examination of our Fiscal 2002 consolidated financial statements and quarterly reviews of Fiscal 2003 financial statements. During Fiscal 2004, audit services consisted of fees related to services incurred in connection with the change in accountants.

(2)	Tax services of PricewaterhouseCoopers LLP billed in Fiscal 2003 and Fiscal 2004 were for tax compliance and tax advice services. All of these services were approved by the audit committee.

(3)	Other fees in Fiscal 2003 include a business enterprise review performed by PricewaterhouseCoopers LLP. The audit committee has considered whether the provision of the non-audit services listed as “Other Fees” in the table above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Fees Paid to Moss Adams LLP

The following table shows the fees billed to Tully’s by Moss Adams LLP in Fiscal 2004:

Audit Fees(1)	$151,000
Audit-Related Fees(2)	96,000
Tax Fees(3)	24,000

$271,000

(1)	Audit fees relate to the examination of our Fiscal 2003 and Fiscal 2004 consolidated financial statements and quarterly reviews of Fiscal 2004 financial statements.

(2)	Audit-related fees relate to consultation regarding the accounting for a contract and in connection with the evaluation of a possible business integration opportunity with Foodx Globe Co., Ltd.

(3)	Tax services of Moss Adams billed in Fiscal 2004 were for tax compliance and tax advice services.

Audit Committee Preapproval Policy

The audit committee does not have a written preapproval policy. However, as a matter of practice, prior to engaging Moss Adams LLP for any services, we obtain the prior approval of the audit committee.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Tully’s directors, executive officers and greater-than-10% shareholders file reports with the Securities and Exchange Commission reporting their initial beneficial ownership of Tully’s equity securities and any subsequent changes to their respective security holdings. They also must provide Tully’s with copies of these reports. To Tully’s knowledge, based solely on the review of the copies of such reports furnished to Tully’s and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for Fiscal 2004, except for Mr. Galvin who had two transactions and was late in filing two statement of changes.

6.    OTHER MATTERS

OTHER BUSINESS

The board of directors does not intend to bring any other business before the meeting, and knows of no other matters to be brought before the meeting. If, however, other matters are properly presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

PROPOSALS OF SHAREHOLDERS AND SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to have proposals for action (including nominations of candidates for election to the board) at our Fiscal Year 2005 Annual Meeting of Shareholders considered for inclusion in Tully’s proxy statement and form of proxy for Tully’s Fiscal Year 2005 Annual Meeting of Shareholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission, must cause their proposals to be received in writing by us at our address set forth on the first page of this Proxy Statement no later than June 30, 2005. Such proposals should be addressed to our Corporate Secretary, and may be included in next year’s proxy materials if they comply with the rules and regulations promulgated by the Securities and Exchange Commission. The deadline for submitting a shareholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also June 30, 2005. Shareholders are also advised to review Tully’s bylaws, which contain additional advance notice requirements. No business shall be conducted at any annual meeting except in accordance with the procedures set forth in our bylaws.

Tully’s board of directors has adopted a formal process by which shareholders may communicate with the board. Shareholders who wish to communicate with the board may send written communications addressed to the “Board of Directors” or to any of the directors by name c/o Corporate Secretary, Kristopher S. Galvin, Tully’s Coffee Corporation, at 3100 Airport Way So. Seattle, WA 98134. The communication should indicate the name(s) of any specific director(s) for whom it is intended, or the “Board of Directors” as a whole. All communications will be compiled by the Secretary of Tully’s and submitted to the board or the specified directors on a periodic basis.

Tully’s does not have a formal policy regarding director attendance at the Annual Meeting, but the board expects that the directors who are nominated for election at the Fiscal 2004 Annual Meeting will attend the Fiscal 2004 Annual Meeting. Six of the seven directors of Tully’s attended the Fiscal 2003 Annual Meeting.

Tully’s currently does not have a policy with regard to the consideration of any director candidates recommended by shareholders, except that shareholder candidates should possess the professional experience and skills and personal qualities that Tully’s governance and nominating committee seeks in director candidates.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of independent accountants appointed by the audit committee and ratified by our board of directors for the fiscal year ending April 3, 2005 is Moss Adams LLP. The board of directors expects that representatives of Moss Adams LLP will be present at the meeting, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by Tully’s under the Securities Act of 1933, the sections of this proxy statement entitled “Report of the Compensation Committee on Executive Compensation,” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated, unless specifically provided otherwise in such filing.

ADDITIONAL INFORMATION

Our Annual Report for the fiscal year ended March 28, 2004 was first mailed to the shareholders of Tully’s with this proxy statement on or about [*], 2004. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Copies of our Annual Report on Form 10-K for the fiscal year ended March 28, 2004, as filed with the SEC, excluding exhibits, may be obtained by shareholders without charge by written request to Investor Relations, Tully’s Coffee Corporation, 3100 Airport Way South, Seattle, Washington 98134. The report, including exhibits, also may be accessed on the Internet at www.sec.gov.

ANNEX A

Proposed Amendment to Sections 2.1 and 2.8

of the

Amended and Restated Articles of Incorporation

The proposed amendment is marked to show the new text as underlined, and the old text is shown with a ~~strike through~~. If approved by the shareholders, the amendment will become effective upon filing with the Secretary of State for the State of Washington.

2.1	AUTHORIZED CAPITAL.

The total number of shares which the Corporation is authorized to issue is 163,500,000 ~~150,000,000~~, consisting of 120,000,000 shares of Common Stock without par value and 43,500,000 ~~30,000,000~~ shares of Preferred Stock without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

2.8	SERIES A PREFERRED STOCK.

The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which shall consist of 31,000,000 ~~17,500,000~~ shares, are as set forth below:

A-1

ANNEX B

TULLY’S COFFEE CORPORATION

2004 STOCK OPTION PLAN

Effective as of November 1, 2004

1.	INTRODUCTION

This Plan establishes the right of and procedures for TULLY’S COFFEE CORPORATION (the “Company”) to grant stock options to its key employees and directors. The Plan provides for the granting of two types of options, namely (1) Non-Qualified Stock Options to employees and directors and (2) Incentive Stock Options to employees only as the latter are defined and governed by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan sets forth provisions applicable to both types of options, to Non-Qualified Options only, to Incentive Stock Options only, and to the procedures allowed for the conversion of Non-Qualified Stock Options into Incentive Stock Options.

2.	PROVISIONS APPLICABLE TO BOTH NON-QUALIFIED OPTIONS AND INCENTIVE STOCK OPTIONS

The provisions of this Section 2 apply to both Non-Qualified Options and Incentive Stock Options granted by the Company.

2.1	Objectives of the Plan

The purpose of this Plan is to encourage ownership of shares of common stock of the Company by key employees and directors of the Company and any current or future subsidiary. This Plan is intended to provide an incentive for maximum effort in the successful operation and management of the Company and is expected to benefit the shareholders by enabling the Company to attract and retain individuals of the best available talent through the opportunity to share, by the proprietary interests created by this Plan, in the increased value of the Company’s shares to which such individuals have contributed.

2.2	Stock Reserved for This Plan

The number of shares of common stock of the Company reserved for issue upon the exercise of options granted under this Plan shall not exceed two million five hundred thousand (2,500,000) of the issued and outstanding shares of the Company (the “Shares”), provided that, a portion of the shares so authorized may be allocated to the 1999 Employee Stock Option Plan. The number of shares allocated to each plan shall be determined by the Board of Directors of the Company (the “Board”), but shall not exceed two million five hundred thousand (2,500,000) Shares for both plans. Shares allocated to this Plan which are subject to any option under this Plan which are not exercised in full or Shares as to which the right to purchase is forfeited through default or otherwise, shall remain available for other options under this Plan.

2.3	Administration of This Plan

This Plan will be administered by the Board, provided that at all times during which the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 as amended from time to time (the “Exchange Act”) each member of the Board who participates in the administration of the Plan must be a non-employee director” as that term is defined in Section 16b(3) of the Exchange Act (“Non-employee Directors”). A committee of not less than three members of the Board who are Non-employee Directors shall be appointed by the Board to carry out the administrative duties of the Board hereunder.

A majority of the Board shall constitute a quorum, and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Board, shall be deemed the acts of the Board.

The Non-employee directors of the Board on consideration of recommendations of the President and of other officers, if the Board shall deem the same appropriate, shall:

(a)    Determine the number of Shares subject to each option, the terms thereof, and the type of options to be granted and direct the President, or other officer in his absence, to issue each such option;

(b)    Prescribe rules and regulations from time to time for administration of this Plan; and

(c)    Decide any questions arising as to the interpretation or application of any provision of this Plan.

Any action, decision, interpretation, or determination by the Board with respect to this Plan shall be final and binding upon any and all employees or directors.

2.4	Eligibility; Facts to Be Considered in Granting Options

An option may be granted to any officer, key employee or director who, at the time the option is granted, is an employee or director of the Company or of any subsidiary. In its determination of an employee or director to whom an option shall be granted and the number of Shares to be covered by such option, the Board shall take into account the duties of the employee or director, the present and potential contributions of the employee or director to the success of the Company, and other factors deemed relevant by the Board in connection with accomplishing the purpose of this Plan. An employee or director who has been granted an option to purchase Shares of the Company, whether under this Plan or otherwise, may, if the Board shall so determine, be granted additional options.

2.5	Vesting of Options

The Board shall have the authority to establish the times at which the optioned Shares may be purchased and whether all of the options may be exercised at one time or in increments.

2.6	Rights of Optionee in Event of Merger, Consolidation, Tender Offer, Takeover Bid, Sale of Assets or Dissolution

(a)    Notwithstanding anything in this Plan to the contrary, the Optionee may purchase the full amount of optioned Shares for which options have been granted to the Optionee and for which the options have not been exercised under the following conditions:

(1)    The Optionee may conditionally purchase any or all optioned Shares during the period commencing twenty-seven (27) days and ending (7) days prior to the scheduled effective date of a merger or consolidation (as such effective date may be delayed from time to time) wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among the Company and other corporations related to or affiliated with the Company;

(2)    The Optionee may conditionally purchase any or all optioned Shares during the period commencing on the initial date of a tender offer or takeover bid for the Shares (other than a tender offer by the Company) subject to the Exchange Act and the rules promulgated thereunder and ending on the day preceding the scheduled termination date of acceptance of tenders of Shares by the offeror under any such tender offer or takeover bid (as such termination date may be extended by such offeror);

(3)    The Optionee may conditionally purchase any or all optioned Shares during the period commencing on the date the shareholders of the Company approve a sale of substantially all the assets of the Company and ending seven (7) days prior to the scheduled closing date of such sale (as such closing date may be delayed from time to time); and

(4)    The Optionee may conditionally purchase any or all optioned Shares during the period commencing on the date the shareholders of the Company approve the dissolution of the Company and ending seven (7) days prior to the scheduled effective date of such dissolution.

(b)    If the merger, consolidation, tender offer, takeover bid, sale of assets, or dissolution, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a), once commenced, is canceled or revoked, the conditional purchase of Shares for which the option to purchase would not have otherwise been exercisable at the time of said cancellation or revocation, but for the operation of this Section 2.6, shall be rescinded. With respect to all other Shares conditionally purchased, the Optionee may rescind such purchase at his option.

(c)    If the merger, consolidation, tender offer, takeover bid, or sale of assets does occur or one hundred twenty (120) days passes after the effective date of the dissolution of the Company, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a), and the Optionee has not conditionally purchased all optioned Shares, all unexercised options shall terminate on the effective, termination, or closing date, or one hundred twenty (120) days after the effective date of said dissolution, as the case may be.

(d)    If the Company shall be the surviving corporation in any merger or is a party to a merger or consolidation which is between or among the Company and other corporations related to or affiliated with the Company, any option granted hereunder shall pertain and apply to the securities to which a holder of the number of Shares of common stock subject to the option would have been entitled.

(e)    Nothing herein shall allow the Optionee to purchase optioned Shares, the options for which have expired.

2.7	Terms and Expiration of Options

Each option granted under this Plan shall be in writing, shall be subject to such amendment or modification from time to time as the Board shall deem necessary or appropriate to comply with or take advantage of applicable laws or regulations and shall contain provisions to the following effect, together with such other provisions as the Board shall from time to time approve:

(a)    That, subject to the provisions of Section 2.7(b) below, the option, as to the whole or any part thereof, may be exercised only by the Optionee or his personal representative;

(b)    That neither the whole nor any part of the option shall be transferable by the Optionee or by operation of law otherwise than by the will of, or by the laws of descent and distribution applicable to, a deceased Optionee and that the option and any and all rights granted to the Optionee thereunder and not theretofore effectively and completely exercised shall automatically terminate and expire upon any sale, transfer, or hypothecation of or any attempted sale, transfer, or hypothecation of such rights or upon the bankruptcy or insolvency of the Optionee or his or her estate;

(c)    That subject to the foregoing provisions, an option may be exercised at different times for portions of the total number of option Shares for which the right to purchase shall have vested provided that such portions are in multiples of one hundred (100) shares;

(d)    That the Optionee shall have no right to receive any dividend on or to vote or exercise any right in respect to any Shares the certificate for which has not been issued to him;

(e)    That each vested option shall expire at the earliest of the following:

(1)    The earlier of the date specified in the option or ten (10) years from the date of grant for the option;

(2)    If the option is an Incentive Stock Option as described in Section 4.1, then no later than three (3) months after voluntary or involuntary termination of Optionee’s employment other than termination as described in paragraphs (4) or (5) below.

(3)    If the option is not an Incentive Stock Option and the Optionee is, or becomes an employee or a director of the Company, then no later than three (3) years after: voluntary or involuntary termination of Optionee’s employment if Optionee is a non-director employee or (ii) termination of membership on the Board if Optionee is a non-employee director, or (iii) termination of both employment and membership on the Board if Optionee is both a director and employee, in all instances other than termination as described in paragraphs (4) or (5) below, provided that in the event a public market is established for the Company’s stock through an initial public offering or other action, then the exercise period will be reduced from three (3) years to three (3) months effective with the establishment of the public market (or expiration of any lock-up period associated with the establishment of the public market, if applicable);

(4)    If the Optionee is, or becomes an employee or a director, upon the discharge of Optionee from employment or resignation or removal from the Board for or related to misconduct, willfully or wantonly harmful to the Company;

(5)    One (1) year after Optionee’s death; or

(6)    Upon the occurrence of a merger, consolidation, tender offer, takeover bid, sale of assets, or filing of Articles of Dissolution, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a) (collectively, a “Change of Control Event”), on the date specified in Section 2.6(c). However, if the merger, consolidation, tender offer, takeover bid, or sale of assets does not occur or if Articles of Dissolution are revoked, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a), all options which are terminated pursuant to this Subsection (e)(5) shall be reinstated as if no action with respect to any of said events had been contemplated or taken by any party thereto and all Optionees shall be returned to their position on the date of termination;

(f)    That, to the extent an option provides for the vesting thereof in increments, such vesting shall cease as of the date of the Optionee’s death or (i) voluntary or involuntary termination of Optionee’s employment with the Company if Optionee is an non-director employee or, termination or removal of membership on the Board if Optionee is a non-employee director, or termination of both employment and membership on the Board if Optionee is both a director and employee, in all instances regardless whether such termination, resignation or removal is voluntary or involuntary; and

(g)    That the terms of the option shall not be affected by any change of duties or position so long as the Optionee shall continue to be employed by the Company or a subsidiary.

(h)    Each unvested option shall expire upon: any termination of Optionee’s employment with the Company if Optionee is an non-director employee, or (ii) upon Optionee’s resignation or removal from the Board if Optionee is a non-employee director, or (iii) upon termination of both employment and membership on the Board if Optionee is both a director and employee, in all instances regardless whether such termination, resignation or removal is voluntary or involuntary, or upon the death of Optionee, or (iv) upon the death of Optionee.

2.8	Notice of Intent to Exercise Option

The Optionee (or other person or persons, if any, entitled thereto hereunder) desiring to exercise an option granted hereunder as to all or part of the Shares covered thereby shall in writing notify the Company at its principal office in Seattle, Washington, to the effect specifying the number of option Shares to be purchased and, if required by the Company, representing in form satisfactory to the Company that the Shares are being purchased for investment and not with a view to resale or distribution. With respect to any Shares conditionally purchased pursuant to Section 2.6(a) above and for which such purchase has not been voluntarily or otherwise rescinded pursuant to Section 2.6(b), the Optionee shall be deemed to have given to the Company the notice of exercise required by this Section 2.8 as of ten (10) days prior to the closing or effective date of the merger, consolidation, tender offer, takeover bid, or sale of assets or as of the tenth (10th) day before the filing of Articles of Dissolution, as the case may be and as described in Subsections (1) through (4) of Section 2.6(a).

2.9	Method of Exercise of Option

Within ten (10) days after receipt by the Company of the notice provided in the foregoing Section 2.8, but not later than the expiration date specified in Section 2.7(e), the option shall be exercised as to the number of Shares specified in the notice by payment to the Company of the amount specified in either Section 3.2 or Section 4.5, as may be applicable. Payment of the purchase price provided in the option shall be made in cash, in shares of the Company’s common stock owned by the Optionee (for a period of not less than six months at the time of exercise), or in any combination of cash and shares of the Company’s common stock (owned by Optionee for a period of not less than six months at the time of exercise). Payment in shares of the Company’s common stock shall be deemed to be the equivalent of payment in cash of the fair market value of those shares. For purposes of the preceding sentence, “fair market value” shall be determined by the Board in the same manner as utilized in determining the fair market value at the time other options are granted.

2.10	Recapitalization

The aggregate number of Shares for which options may be granted hereunder, the number of Shares covered by each outstanding option and the price per Share thereof in each such option shall be proportionally adjusted for an increase or decrease in the number of outstanding shares of common stock of the Company resulting from a division or consolidation of shares or any other increase or decrease in such shares effected without receipt of consideration by the Company excluding any decrease resulting from the purchase of shares for the treasury. If the adjustment would result in a fractional share, the Optionee shall be entitled to one (1) additional share, provided that the total number of shares to be granted under this Plan shall not be increased above the equivalent number of Shares initially allocated or later increased by approved amendment to this Plan.

2.11	Substitutions and Assumptions

The Board shall have the right to substitute or assume options in connection with mergers, reorganizations, separations, or other “corporate transactions” as that term is defined in and said substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 2.2 may be increased by the corresponding number of options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to options before and after the substitution.

2.12	Termination

The Board may at any time terminate this Plan provided, however, that no termination of the Plan may adversely affect options granted prior to such action.

2.13	Granting of Options

The granting of any option pursuant to this Plan shall be entirely in the discretion of the Board and nothing herein contained shall be construed to give any officer, employee or director any right to participate under this Plan or to receive any option under it.

The granting of an option pursuant to this Plan shall not constitute any agreement or an understanding, express or implied, on the part of the Company or a subsidiary to employ the Optionee for any specified period.

2.14	Government Regulations

This Plan and the granting and exercise of any option hereunder and the obligations of the Company to sell and deliver Shares under any such option shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required.

2.15	Proceeds From Sale of Stock

Proceeds of the purchase of optioned Shares by an Optionee shall be for the general business purposes of the Company.

2.16	Shareholder Approval

This Plan shall be submitted to the shareholders for their approval within twelve (12) months from the date hereof. The Company may grant options prior to such approval which shall be conditioned upon subsequent shareholder approval.

2.17	Compliance With Securities Laws

The Board shall have the right to:

(a)    require an Optionee to execute, as a condition of the exercise of an option, a letter evidencing Optionee’s intent to acquire the Shares for investment and not with a view to the resale or distribution thereof,

(b)    place appropriate legends upon the certificate or certificates for the Shares; and

(c)    take such other acts as it deems necessary in order to cause the issuance of optioned Shares to comply with applicable provisions of State and Federal Securities Laws.

In furtherance of the foregoing, and not by way of limitation thereof, no option shall be exercisable unless such option and the Shares to be issued pursuant thereto shall be registered under appropriate Federal and State Securities Laws, or shall be exempt therefrom, in the opinion of the Board upon advice of counsel to the Company. Each option agreement shall contain adequate provisions to assure that there will be no violation of such laws. This provision shall in no way obligate the Company to undertake registration of options or Shares hereunder. Issue, transfer or delivery of certificates for Shares pursuant to the exercise of options may be delayed, at the discretion of the Board, until the Board is satisfied that the applicable requirements of the Federal and State Securities Laws have been met.

2.18	Termination Date of Plan

This Plan shall not extend beyond October 31, 2014.

3.	PROVISIONS APPLICABLE SOLELY TO NON-QUALIFIED STOCK OPTIONS

In addition to the provisions of Section 2 above, the following paragraphs shall apply to any options granted under this Plan which are not Incentive Stock Options.

3.1	Option Price

The option or purchase price of each Share optioned under this Plan shall be determined by the Board at the time of the action for the granting of the option.

3.2	Method of Exercise of Option

The amount to be paid by the Optionee upon exercise of a Non-Qualified Option shall be the full purchase price thereof provided in the option, together with the amount of federal, state, and local income and FICA taxes required to be withheld by the Company. An Optionee may elect to pay his federal, state, or local income and FICA withholding tax by having the Company withhold shares of common stock of the Company having a value equal to the amount required to be withheld. The value of the shares to be withheld is deemed to equal the fair market value of the Shares on the day the option is exercised. An election by an Optionee to have shares withheld for this purpose will be subject to the following restrictions:

(a)    If an Optionee has received multiple option grants, a separate election must be made for each grant;

(b)    The election must be made prior to the day the option is exercised;

(c)    The election will be irrevocable;

(d)    The election will be subject to the disapproval of the Board;

(e)    If the Optionee is an officer of the Company within the meaning of Section 16 of the Exchange Act (“Section 16”), the election may not be made within six (6) months following the grant of the option; and

(f)    If the Optionee is an officer of the Company within the meaning of Section 16, the election must be made either six (6) months prior to the day the option is exercised or the ten (10) day “window” beginning on the third day following the release of the Company’s quarterly or annual summary statement of sales and earnings.

3.3	Eligibility

A Non-Qualified Option under this Plan may be granted to either employees or directors of the Company as determined by the Board in accordance with Section 2, above.

4.	PROVISIONS APPLICABLE SOLELY TO INCENTIVE STOCK OPTIONS

In addition to the provisions of Section 2 above, the following paragraphs shall apply to any options granted under this Plan which are Incentive Stock Options.

4.1	Conformance With Internal Revenue Code

Options granted under this Plan which are “Incentive Stock Options” shall conform to, be governed by and interpreted in accordance with Sections 422 and 424 of the Code and any regulations (“Regulations”) promulgated thereunder and amendments to the Code and Regulations.

4.2	Option Price

The option or purchase price of each Share optioned under the Incentive Stock Option provisions of this Plan shall be determined by the Board at the time of the action for the granting of the option but shall not, in any event, be less than the fair market value of the Company’s common stock on the date of grant.

4.3	Limitation on Amount of Incentive Stock Option

The aggregate fair market value of the option Shares (determined as of the date of grant) with respect to which an Optionee’s right to exercise vest in any one calendar year (under this Plan or any other plan of the Company which authorized Incentive Stock Options) shall not exceed One Hundred Thousand Dollars ($100,000).

4.4	Limitation on Grants to Substantial Shareholders

An employee may not, immediately prior to the grant of an Incentive Stock Option hereunder, own stock in the Company representing more than ten percent (10%) of the voting power of all classes of stock of the Company unless the per share option price specified by the Board for the Incentive Stock Options granted such an employee is at least one hundred ten percent (110%) of the fair market value of the Company’s common stock on the date of grant and such option, by its terms, is not exercisable after the expiration of five (5) years from the date such option is granted.

4.5	Method of Exercise of Option

The amount to be paid by the Optionee upon exercise of an Incentive Stock Option shall be the full purchase price thereof provided in the option.

4.6	Eligibility

An Incentive Stock Option under this Plan may be granted to employees (but not directors) of the Company as determined by the Board in accordance with Section 2, above.

5.	EXCHANGE OF NON-QUALIFIED OPTIONS FOR INCENTIVE STOCK OPTIONS

At the Optionee’s election and in accordance with the procedures described below, an Optionee may exchange a Non-Qualified Option granted pursuant to this Plan for an Incentive Stock Option for the identical number of Shares.

5.1	Notice of Intent to Exchange

Not less than seven (7) days prior to the desired date of exchange, the Optionee shall notify the Company in writing to that effect specifying the number of option Shares granted under Non-Qualified Options which are to be exchanged for option Shares granted under Incentive Stock Options and the desired date of exchange.

5.2	Limitations on Amount of Options Exchanged

Notwithstanding the number of option Shares specified by the Optionee as desired to be exchanged pursuant to this Section 5, the Company will allow exchanges for only so many options as will not violate the aggregate dollar limitations specified in Section 4.3 above with that limit being based on a calculation of the fair market value on the date of exchange. If an Optionee requests to exchange more option Shares than would be allowed by the preceding sentence, the Company shall deem the request to apply only to the maximum number of option Shares which would be allowed and shall disregard the request as to the excess.

5.3	Effect of Exchange

If an exchange does occur, the Optionee shall surrender the Non-Qualified Option for cancellation and shall execute a new Incentive Stock Option for the number of option Shares exchanged and, if all of the Non-Qualified Options have not been exchanged, shall execute a new Non-Qualified Option (or an amendment to the existing option) to specify the remainder of Shares under the Non-Qualified Option. The new Incentive Stock Option shall be deemed a new option granted on the date of exchange.

6.	AMENDMENT OF PLAN

This Plan may be modified or amended by the affirmative vote of a majority of the whole Board of Directors at any meeting of the Board, if notice of the proposed amendment is contained in the notice of the meeting, provided that no such action shall adversely affect any material rights of Optionees granted Stock Options under this Plan prior to such action. The Board may modify or amend the terms and conditions of outstanding Stock Options, provided, however, that (i) no such amendment would be adverse to the holders of such Stock Options, (ii) no such amendment shall extend the period for exercise of an Incentive Stock Option, and (iii) the amended terms of a Stock Option would be permitted under this Plan. In addition, the Board of Directors may not modify the Plan with respect to any provision applicable to an option which constitutes an Incentive Stock Option under Section 422(b) of the Internal Revenue Code in a manner that would constitute the adoption of a new plan without obtaining the consent of the Shareholders of the Company within twelve (12) months of the adoption of the modification.

DATE Plan adopted by Board of Directors: September 23, 2004

DATE Plan becomes effective: November 1, 2004 (subject to Shareholder approval as provided in Plan)

DATE Amended Plan adopted by Shareholders: Proposed for adoption at 2004 Annual Shareholders meeting to be held on November 18, 2004

DATE Amended Plan shall terminate: October 31, 2014